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                                                                   EXHIBIT 99.02

SEVENTH PARAGRAPH UNDER THE CAPTION "LEGAL PROCEEDINGS" BEGINNING ON PAGE 13 OF THE ANNUAL REPORT ON FORM 10-K OF SSBH FOR THE YEAR ENDED DECEMBER 31, 1997 (FILE NO. 1-4346).

In December 1996, a complaint seeking unspecified monetary damages was filed by Orange County, California against numerous brokerage firms, including Smith Barney, in the U.S. Bankruptcy Court for the Central District of California. Plaintiff alleges, among other things, that defendants recommended and sold to plaintiff unsuitable securities. The case (County of Orange et al v.
Bear Stearns & Co. Inc. et al.) has been stayed by agreement of the parties.